UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2005

Stoneridge, Inc.

(Exact name of registrant as specified in its charter)

Ohio	0-13337	34-15989-49

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9400 East Market Street Warren, Ohio		44484

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (330) 856-2443

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

On March 24, 2005, Stoneridge, Inc. (the “Company”) entered into a stock purchase agreement with GE Capital Equity Holdings, Inc., 3i Group plc, 3i Europartners II LP, Roberto Poli and Alberto Bombonato to acquire Vimercati, S.p.A. (“Vimercati”), an Italian full service switch products supplier for the automotive industry. The closing of the purchase of Vimercati is conditioned on (i) customary closing conditions, including the Company’s due diligence into Vimercati’s customer relationships, and (ii) the pre-emptive right of a shareholder of Vimercati. If that shareholder is successful in exercising his pre-emptive right or if by June 30, 2005 he continues to refuse to sell his stock to the Company, even if he is unsuccessful in exercising his pre-emptive right, then the agreement will terminate. The purchase price to acquire Vimercati is 24.9 million euros subject to post-closing adjustments, which are based upon Vimercati’s financial position at closing. Subject to the above, the Company expects to complete the acquisition of Vimercati during the second quarter of 2005. A copy of the press release announcing the Company’s entry into the agreement to acquire Vimercati is attached hereto as Exhibit 99.1.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stoneridge, Inc.

Date: March 29, 2005	/s/ Joseph M. Mallak

Joseph M. Mallak, Vice President and Chief Financial
Officer (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated March 29, 2005, announcing the Company’s agreement to acquire Vimercati, S.p.A., an Italian full service switch products supplier for the automotive industry.